UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12

CYPRESS SEMICONDUCTOR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Beginning on April 17, 2014, Cypress Semiconductor Corporation ("Cypress") provided the following document, which does not include any new information from what is contained in the Cypress 2014 Proxy Statement, to certain large institutional stockholders of the Company:

CYPRESS SEMICONDUCTOR CORPORATION
2014 PROXY HIGHLIGHTS
SAY-ON-PAY

•	At our 2011 Annual Meeting, our stockholders voted in favor of including an annual advisory vote on the compensation of our named executive officers.

•	Overwhelming approval, in excess of 95%, was received in 2011 and 2012. 2013 vote resulted in a slight majority approval, 53%, even though our compensation philosophy had not changed over this period.

◦	CY management launched an investor outreach program to better understand investor executive compensation and governance concerns.

◦	The outreach program targeted governance teams of the top 25 stockholders plus ISS and Glass Lewis.

◦	Resulting Observations:

▪
There was a disconnect in the 2013 Proxy between “targeted” executive equity compensation and actual TSR, with the “targeted” compensation being much greater than what was actually realized by the NEOs. Using the required Proxy data against our peer group put us in the 75th percentile versus the actual result putting us in approximately the 15th – 20th percentile of our peers, the later being more representative of the impact of our compensation philosophy.

▪	Investors want more disclosure of the details of our performance milestones.

▪	Investors want longer performance milestone measurement periods.

▪	Investors disagreed with a few of the members of our chosen peer group

◦	2013 actions taken:

▪	Management recommended and the Compensation Committee agreed to exercise its authority to exert negative discretion to managements’ targeted and earned 2013 performance based equity awards.

▪	The negative discretion reduced our CEO’s total compensation by $3.1M or 60%, our CFO by $1.9M or 60% and the other NEO’s by $2.9M or 40%.

◦	2014 actions taken as a result of ongoing shareholder outreach program:

▪	Executive base salaries will remain unchanged.

▪	Cash incentive targets will be lowered.

▪	2014 Equity awards – targeted dollars will be reduced to the median.

*	Milestones will have a multiplier of achieving revenue plan and stock performance to be a gate on underperformance even if milestone is achieved

*	Milestone measurement periods will continue to lengthen – plan is to move to multi year awards within next 2 years

*	Director ownership policy to increase to 5X retainer

*	CEO ownership policy to increase to 6x base compensation

*	NEO ownership policy to increase to 4x base compensation

▪	Enhanced disclosure of performance milestone metrics.

PLEDGING POLICY

◦
In response to stockholder concerns about the prior pledging activity of two of our executives, management and our Board of Directors engaged in significant discussions amongst themselves and with our stockholders, as part of our annual investor outreach program, regarding the Company's policy and practices in this area. As a result of those discussions, the Company has formalized and adopted a written pledging policy.

◦	Significant ownership holdings are deemed a positive by our shareholders and our Board of Directors as they align our executives with our stockholders to a far greater degree than in most companies.

◦
Our pledging policy reiterates the Board's continued commitment to actively monitor such activity and specifically delegates the responsibility to oversee any pledging activity, including margin loans that include any amount of Cypress securities, to the Compensation Committee.

◦	Committed to improved disclosure regarding pledging activities of any NEO.

◦	Provided best in class disclosure in our 2014 CD&A.

Summary

We have listened to our shareholders and have taken significant actions.

We would like your support for a vote of “FOR” on all proxy items.

Please contact us if you need further information.

Brad Buss     EVP&CFO     bib@cypress.com     408-943-2754

Neil Weiss     SVP, Finance     nhw@cypress.com     408-943-2630

Thanks for your support

ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with our annual meeting of stockholders, we previously filed our definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and commenced mailing our notice of Internet availability of proxy materials or our definitive proxy statement and proxy card to our stockholders on March 28, 2014. Before making any voting decision, you should also carefully read the definitive proxy statement in its entirety.
We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including our definitive proxy statement, through the Internet at the SEC’s website at www.sec.gov, or at our website at investors.cypress.com/financials. You may also read and copy any document that we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.
If you have any questions about our proxy statement or our annual meeting of stockholders, or if you need assistance with the voting procedures, including casting or changing your vote, you should contact our proxy solicitor, Georgeson Inc., at (866) 828-4304.